Exhibit 99.2

E-mail to eBay People Managers

Update: Communication Guidelines for Proposed Stock Option Exchange Program

To all people managers, HR partners, the IR team, and the global Communications team:

ALT A (HRMs): When we filed our proxy statement back in March, I committed to getting back to all of you once we received stockholder approval for our option exchange program. Today, I am happy to announce that our stockholders have approved our program. You will receive an email [link] from John Donahoe today with the announcement and a link to some FAQs, as well as an email box where questions can be submitted. (Go to Section C)

ALT B (People Managers): Today, we received stockholder approval for amendments to our equity incentive plans to permit an option exchange program. You will receive an email [link] from John Donahoe today with the announcement and a link to some FAQs, as well as an email box where questions can be submitted. (Go to Section C)

Section C:

Once we set a commencement date for the option exchange, we will provide further information. At that time, we will hold sessions with employees to provide them with the information they need to make an informed decision regarding whether to participate and the details of how to do so. In the meantime, please do not respond to inquiries from your people regarding the details of the option exchange. Instead, simply direct employees to our filed proxy statement [link], the published FAQs [link] or the email box [link] where questions can be submitted.

As I mentioned in my previous note, stock option exchanges are governed by the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Accordingly, we are required to file with the SEC all written and recorded information provided on the exchange. Since you are a people manager or a member of the HR, IR or global Communications team, you will likely be asked questions by your people or outside constituents. Communications between you and any employees or outside constituents are subject to these SEC requirements.

Please use the communication guidelines below when responding to questions and comments. Failure to do so could result in eBay having to take a series of complicated (and expensive) corrective actions. Again, I am asking for your strict adherence to the requirements below:

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Prior to the commencement of the option exchange program: do not guarantee that the exchange program will start by any given date. The decision of if and when to begin the exchange program will be made by our board of directors, the Compensation Committee or John Donahoe.

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Do not answer a question via email or by leaving a voicemail. SEC rules require us to file all written and recorded communications made on behalf of eBay about the exchange program with the SEC. SEC filings are expensive, so we want to minimize the number of filings we have to make. If incorrect information is given to employees or outside constituents (or some employees or outside constituents are given additional information that no one else has), we will have to take a series of complicated (and expensive) corrective steps.

•	If you forget and leave a voicemail or send an email, please immediately contact [ ] [link] or [ ] [link] in Legal.

•	Do not give any advice about whether someone should participate in the program.

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Answer questions only by referring people to our proxy statement [link], John’s email [link] to all employees or the option exchange FAQ [link] on iWeb. Once the tender offer documents are filed with the SEC, there will be more information available that employees can reference.

•	If someone asks a question that is not currently covered by the materials we have provided, please refer them to the email box on iWeb where questions can be submitted.

Should any of you have any questions, please contact [                    ] [link] in HR, or [                    ] [link] or [                    ] [link] in Legal.

I want to thank you for your attention to this important issue. The option exchange is an important opportunity for our people, and I am counting on each of you to follow these requirements as we begin the next phase of this process.

Beth

Key legal disclosure

The option exchange described in this letter has not yet commenced. eBay will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

eBay stockholders and option holders will be able to obtain the written materials described above and other documents filed by eBay with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by eBay with the SEC by directing a written request to: eBay Inc. 2145 Hamilton Avenue, San Jose, California 95125, Attention: Investor Relations.